Exhibit 5.1

OPINION OF KATTEN MUCHIN ROSENMAN LLP

December 19, 2008

Taylor Capital Group, Inc.

9550 West Higgins Road

Rosemont, Illinois 60018

Re:	Registration Statement on Form S-3 of Taylor Capital Group, Inc.

Ladies and Gentlemen:

We have acted as outside counsel to Taylor Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale from time to time of up to (a) 104,823 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share (the “Preferred Shares”), (b) a warrant (the “Warrant”), dated November 21, 2008, to purchase 1,462,647 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), and (c) the 1,462,647 shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”), by certain selling securityholders set forth in the Registration Statement. The Preferred Shares and the Warrant were issued pursuant to a Letter Agreement (the “Agreement”), dated November 21, 2008, between the Company and the United States Department of the Treasury, which includes the Securities Purchase Agreement attached thereto. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) an executed copy of the Agreement, (c) the Certificate of Designations with respect to the Preferred Shares and the stock certificate for the Preferred Shares, (d) the Warrant, (e) a specimen certificate representing the Common Stock, (f) the Company’s Third Amended and Restated Certificate of Incorporation, as currently in effect, (g) the Company’s Third Amended and Restated Bylaws, as currently in effect, and (h) minutes and corporate records of the Company’s Board of Directors.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In examining the documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based on the foregoing, and subject to the qualifications and assumptions herein set forth, we are of the opinion that:

1. The Preferred Shares and the Warrant have been validly issued and are fully paid and nonassessable; and

2. If and when (i) the Warrant Shares have been issued and delivered upon exercise of the Warrant in accordance with the terms of the Warrant, including payment in full for the Warrant Shares in accordance therewith, and (ii) certificates representing the Warrant Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, or registered and issued electronically through The Depository Trust Company by such transfer agent and registrar for the Common Stock, the Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations thereunder.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP